Exhibit 99.3

INSPRO TECHNOLOGIES CORPORATION

SHARES OF THE COMPANY’S PREFERRED STOCK

AND WARRANTS TO PURCHASE COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO

HOLDERS OF RECORD OF COMMON STOCK AND PREFERRED STOCK OF

INSPRO TECHNOLOGIES CORPORATION

_________, 2016

To Securities Brokers and Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities brokers and dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by InsPro Technologies Corporation, a Delaware corporation (the “Company”), of non-transferable subscription rights (“Rights”) distributed to the holders of record of shares of the Company’s common stock and preferred stock as of the close of business on January 31, 2016 (the “Record Date”) to subscribe for and purchase units (the “Units”) consisting of shares of the Company’s Series B Convertible Preferred Stock and a warrant to purchase additional shares of the Company’s common stock. The Rights are described in detail in the Company’s Prospectus dated __________, 2016 (the “Prospectus”) which is attached.

The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on March 14, 2016, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Time”). The Company may terminate the Rights Offering at any time prior to the Expiration Time for any reason.

As described in the accompanying Prospectus, holders or beneficial holders of the Company’s common stock and preferred stock on the Record Date will receive one Right for every 16,615 shares of common stock, one Right for every 831 shares of Series A Convertible Preferred Stock and one Right for every 830 shares of Series B Convertible Preferred Stock held on the Record Date. Each Right will entitle the beneficial owner of shares of common stock and preferred stock registered in your name or the name of your nominee to subscribe for one Unit consisting of 80 shares of the Company’s Series B Convertible Preferred Stock and a warrant to purchase 800 additional shares of the Company’s common stock that expires on November 20, 2017 at an exercise price of $0.15 per share (the “Basic Subscription Right”). The subscription price (the “Subscription Price”) for the Units is $240.00 per Unit, payable in cash.

In addition, each holder of Rights who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same cash price of $240.00 per Unit for Units that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Units”), subject to availability and proration as described below.

The Over-Subscription Privilege gives a holder of Rights the opportunity to purchase Excess Units in the event that other stockholders do not exercise all of their Basic Subscription Rights. The Over-Subscription Privilege entitles each Rights holder to subscribe for additional Units at a Subscription Price of $240.00 per Unit, subject to proration. If there are not enough Units available to fill all subscriptions for additional Units, the available Units will be allocated pro rata in proportion to the number of shares of common stock and preferred stock owned by a stockholder exercising the Over-Subscription Privilege, relative to the number of shares owned by all stockholders exercising the Over-Subscription Privilege on the record date. If this pro rata allocation results in any stockholder receiving a greater number of Units than the stockholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such stockholder will be allocated only that number of Units for which the stockholder oversubscribed, and the remaining Units will be allocated among all other stockholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated.

The Over-Subscription Privilege will only be available to a holder of Rights if (1) other Company stockholders do not fully exercise their Basic Subscription Rights and (2) the holder of Rights exercises his or her Rights pursuant to the Basic Subscription Right in full. Although each holder of Rights is guaranteed the right, pursuant to his or her Basic Subscription Right, to purchase that number of Units equal to the number of Rights received in the offering, the holder may not be able to purchase any of the Units that he or she seeks to purchase pursuant to the Over-Subscription Privilege. The actual number of Units available for purchase pursuant to each Rights holder’s Over-Subscription Privilege will depend upon whether the holder fully exercises his or her Basic Subscription Right and the number of Units purchased by the other Record Holders pursuant to their Basic Subscription Rights. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

The Rights will be evidenced by non-transferable Rights certificates (the “Subscription Rights Certificates”) registered in your name or the name of your nominee and will be null and void and cease to have value at the Expiration Time.

We are asking you to contact your clients for whom you hold the common stock or preferred stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

If you exercise the Over-Subscription Privilege on behalf of beneficial owners of the Rights, you will be required to certify to the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of Units being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company.

Enclosed are copies of the following documents:

1. Prospectus;

2. Instructions for Use of InsPro Technologies Corporation Subscription Rights Certificates;

3. A form of letter which may be sent to your clients for whose accounts you hold shares of the Company’s common stock or preferred stock registered in your name or the name of your nominee, with an attached form of instruction;

4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by InsPro Technologies Corporation;

5. Nominee Holder Certificate; and

6. A return envelope addressed to the Company.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each Unit subscribed for, to the Company, as indicated in the Prospectus. The Company must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time.

A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

Additional copies of the enclosed materials may be obtained from the Company by calling (484) 654-2200.

Very truly yours,

INSPRO TECHNOLOGIES CORPORATION

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON AS AN AGENT OF INSPRO TECHNOLOGIES Corporation OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.